July 12, 2019

Mr. Joseph DuFresne
1 Enterprise Avenue North
Secaucus, New Jersey 07094

RE:    LETTER OF UNDERSTANDING

Dear Joe:

We are pleased to offer you the position of SVP of Finance, Corporate Development and Treasury effective July 16, 2019. Your salary will increase to $225,000 annually ($8,653.85 pay period) less payroll deductions and all required withholdings. In this position, you will report directly to me.

You will be eligible to participate in the 2019 Short Term Incentive Plan with a bonus opportunity of up to 50% of your actual earned base salary. Payment of the STIP award is based achievement of measurable goals as well as certain company budgeted goals being achieved or exceeded.

You will also be eligible for an annual grant in accordance with INAP's 2019 Long Term Incentive Plan ("LTIP") or equivalent, equal to 100% of your base salary at the discretion of the Compensation Committee and based on performance. The annual grant may be in the form of restricted stock and will be subject to a three-year vest; no less than 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee's approve metrics and the committee's discretion.

All vesting is subject to you being an employee in good standing on each date of vesting. All shares are governed by the language in our incentive stock plan (a copy of which will be mailed to you separately) as well as the actual grant documents which define the specific terms of your grant. You will be subject to INAP's Insider Trading Policy.

Although we hope that your relationship with INAP will be a long and productive one, we are not requiring a commitment from you for a particular length of time. Your employment with INAP will be "at will" meaning that you may choose to resign at any time for any reason, and INAP may choose to end your employment at any time for any reason. This offer should not be construed as creating a contract of employment for a specific period of time and the at-will nature of your employment can only be changed by a written employment agreement signed by you and INAP's Chief Executive Officer.

Please indicate your acceptance of this letter of understanding by signing and returning to the Human Resource Department.

Sincerely,

/s/ Peter Aquino

Peter Aquino
President & CEO

ACCEPTED:     /s/ Joseph DuFresne                July 12, 2019
Joseph DuFresne                Date